                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                                  SCHEDULE 13G

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934



                             SILICON GAMING, INC.
         -------------------------------------------------------------
                               (Name of Issuer)

                                 COMMON STOCK
              ---------------------------------------------------
                        (Title of Class of Securities)

                                  827054-10-7
                   -----------------------------------------
                                (CUSIP Number)


Check the following box if a fee is being paid with this statement [_]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                               Page 1 of 5 Pages

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CUSIP NO. 827054-10-7                   13G                PAGE 2 OF 5 PAGES
-----------------------                                  ---------------------

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      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      David S. Morse

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      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

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      SEC USE ONLY
 3


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      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      USA

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            600,000

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          0
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             600,000

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      600,000

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      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
      [X] Excludes 33,332 shares held by Mr. Morse's sons Christopher and Mark Morse. Mr. Morse disclaims beneficial ownership of all such shares.

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      5.7%

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      TYPE OF REPORTING PERSON*
12
      IN*

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* Shares held by the Morse Family Trust dated 12/20/84 of which Mr. Morse and his spouse Barbara Morse are the Trustees.

                     *SEE INSTRUCTION BEFORE FILLING OUT!


                               Page 2 of 5 pages

                                                               Page 3 of 5 Pages

Item 1(a) Name of Issuer:

          SILICON GAMING, INC.

Item 1(b) Address of Issuer's Principal Executive Offices:

          2800 W. Bayshore Road
          Palo Alto, CA 94303

Item 2(a) Name of Person(s) Filing:

          David S. Morse

Item 2(b) Address of Principal Business Office:

          P.O. Box 7119
          Incline Village, NV 89452

Item 2(c) Citizenship:

          USA

Item 2(d) Title of Class of Securities:

          Common Stock

Item 2(e) CUSIP Number:

          827054-10-7

Item 3    Type of Person:

          IN*

          * Shares held by the Morse Family Trust dated 12/20/84 of which Mr. Morse and his spouse Barbara Morse are the Trustees.


Item 4    Ownership  (600,000*):

          (a) Amount owned "beneficially" within the meaning of rule 13d-3:

              600,000*

          (b) Percent of Class:

              5.7%, based on the total number of shares outstanding on 12/31/96

          * Excludes 33,332 shares held by Mr. Morse's sons Christopher Morse and Mark Morse. Mr. Morse disclaims beneficial ownership of all such shares.

                                                               Page 4 of 5 Pages

          (c) Number of shares as to which such person has:

              i)   sole power to vote or to direct the vote:
                   600,000

              ii)  shared power to vote or to direct the vote:

              iii) sole power to dispose or to direct the disposition of:
                   600,000

              iv)  shared power to dispose or to direct the disposition of:


Item 5    Ownership of 5% or Less of a Class:

          N/A

Item 6    Ownership of More than 5% on Behalf of Another Person:

          N/A

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

          N/A


Item 8    Identification and Classification of Members of the Group:

          N/A

Item 9    Notice of Dissolution of the Group:

          N/A

Item 10   Certification

          N/A

                                                               Page 5 of 5 Pages

                                   Signature
                                   ---------

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  2/11/97
       -------


Signature:   /s/ DAVID S. MORSE
             ------------------
             David S. Morse
             ------------------